Inland Retail Real Estate Trust, Inc.

2901 Butterfield Road, Oak Brook, Ill., 60523

FOR IMMEDIATE RELEASE

Date:	December 22, 2004
Contact:	Rick Fox, Inland Communications, Inc.
(630) 218-8000 Ext. 4896 or rfox@inlandgroup.com

Inland Retail Real Estate Trust, Inc.

Shareholders Ratify Entry into

Merger Agreement and Approve Merger

OAK BROOK, IL (December 22, 2004) -- Inland Retail Real Estate Trust, Inc. (the "Company" or "we"), announced today that its shareholders have ratified the Company's entry into a merger agreement and have approved a merger pursuant to which the Company will acquire Inland Retail Real Estate Advisory Services, Inc., Inland Southern Management Corp., Inland Mid-Atlantic Management Corp. and Inland Southeast Property Management Corp. These companies provide business management, advisory and property management services to the Company. The merger is scheduled to occur on December 29, 2004, subject to satisfaction of customary closing conditions. If any of the closing conditions are not satisfied, or their satisfaction is delayed, the transaction may not close or the closing may be delayed.

"This transaction is part of our business plan of becoming a self-administered and self-managed real estate investment trust, which is generally considered a prerequisite for publicly traded REITs," said Robert D. Parks, Chairman of the Board of the Company. "We are also extremely pleased with the overwhelming support expressed by our shareholders as evidenced by the fact that in excess of 96% of the votes cast ratified our entry into the merger agreement and approved the merger, with only 2.24% of the votes cast disapproving the merger."

"If we close by the end of this year, we anticipate that our funds from operations for 2005 could increase by $0.06 per share as a result of the merger," said Barry L. Lazarus, Chief Executive Officer of the Company. "Also, we believe that this transaction is a first step to pursuing a potential listing of our shares on a national exchange, subject, of course, to future market conditions."

Additionally, at the shareholder meeting, the shareholders approved the following matters:

The election of Daniel K. Deighan, Kenneth E. Masick, Michael D. Rosenthal, Robert D. Parks, Barry L. Lazarus, Richard Imperiale and Brenda G. Gujral as directors of the Company.

The amendment and restatement of the Company's charter. The amendments ensure that the Company's corporate governance documents properly reflect the effects of the acquisition of the business manager/advisor and property managers and the Company's transition to becoming a self-administered real estate investment trust. The amended and restated charter will take effect upon the closing of the acquisition of the business advisor and property managers.

The Company is a publicly registered, non-listed real estate investment trust, which owns, manages, leases, develops and redevelops primarily neighborhood and community retail shopping centers and free-standing retail buildings. The Company owns 277 retail properties located primarily in the southeastern United States and containing approximately 33.5 million square feet of space. To learn more about the Company, please visit www.inlandgroup.com.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Inland Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.